SERIES B PREFERRED STOCK SUBSCRIPTION AGREEMENT

by and between

VYSTAR CORPORATION

and

CAPITAL REALM, INC.

Effective as of the Closing Date

Version 2.0 - July 28, 2026

THIS SERIES B PREFERRED STOCK SUBSCRIPTION AGREEMENT (this "Agreement") is made effective as of the Closing Date by and between Vystar Corporation, a Georgia corporation ("Vystar" or the "Company"), and Capital Realm, Inc., an Ohio corporation ("Capital Realm" or the "Subscriber"). Vystar and Capital Realm are each a "Party" and together the "Parties."

RECITALS

A. Vystar has established a series of preferred stock designated as the "10% Series B Preferred Stock" under the Certificate of Designations, Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the 10% Series B Preferred Stock of Vystar Corporation filed with the Georgia Secretary of State on April 7, 2022 (the "Certificate of Designations").

B. Section 2 of the Certificate of Designations assigns stated capital of $0.0001 to each Series B Preferred Share, and Section 9 provides an original conversion ratio of one thousand (1,000) shares of Vystar common stock for each Series B Preferred Share, subject to the provisions of the Certificate of Designations.

C. Under the Stock Purchase, Share Exchange and Equity Acquisition Agreement among Vystar, Capital Realm and r3alm inc. (the "Acquisition Agreement"), Vystar is required to issue to Capital Realm exactly eight thousand three hundred seventy-one (8,371) Series B Preferred Shares as part of the integrated consideration for Vystar's acquisition of fifty percent (50%) of r3alm inc.

D. Capital Realm desires to subscribe for, and Vystar desires to issue, those 8,371 Series B Preferred Shares at an agreed subscription price equal to $0.0001 per share, for an aggregate subscription price of $0.8371.

E. The Parties intend that the 8,371 Series B Preferred Shares will be legally and operationally convertible at Closing into an aggregate of exactly 8,371,000 shares of Vystar common stock, and that Capital Realm's separate 34.0% ownership-maintenance rights will be governed by the True-Up Rights and 34% Ownership Maintenance Agreement between the Parties (the "True-Up Agreement").

F. The nominal par subscription price paid by Capital Realm under this Agreement is separate from and shall not reduce, offset or replace the Series B consideration, the 34.0% ownership-maintenance rights, the $250,000 cash consideration payable by Vystar to Capital Realm, or any other right or obligation under the Acquisition Agreement or True-Up Agreement.

G. The Parties intend the issuance to be made in a transaction exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws, as confirmed by Vystar's securities counsel.

NOW, THEREFORE, in consideration of the Recitals, the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

"Acquisition Agreement" means the Stock Purchase, Share Exchange and Equity Acquisition Agreement among Vystar, Capital Realm and r3alm inc., as amended or supplemented in writing.

"Closing" and "Closing Date" have the meanings assigned in the Acquisition Agreement.

"Common Stock" means Vystar common stock, par value $0.0001 per share, and any successor security into which it is reclassified or exchanged.

"Par Subscription Price" means $0.0001 for each Series B Preferred Share, equal to the stated-capital amount assigned to each such share under Section 2 of the Certificate of Designations for purposes of this Agreement.

"Series B Preferred Shares" means exactly 8,371 whole shares of Vystar's 10% Series B Preferred Stock to be issued to Capital Realm under this Agreement.

"Subscription Price" means the aggregate amount of $0.8371, calculated as 8,371 Series B Preferred Shares multiplied by the Par Subscription Price of $0.0001 per share.

"Transaction Documents" means this Agreement, the Acquisition Agreement, the True-Up Agreement, the r3alm inc. Shareholders Agreement, the related corporate resolutions, book entry instructions, closing certificates and other closing instruments.

ARTICLE II
SUBSCRIPTION, PRICE AND ISSUANCE

Section 2.1 Subscription. Capital Realm irrevocably subscribes for, and Vystar agrees to issue to Capital Realm at the Closing, exactly 8,371 Series B Preferred Shares, subject to the conditions of this Agreement and the other Transaction Documents.

Section 2.2 Par Subscription Price. The subscription price is the Par Subscription Price of $0.0001 per Series B Preferred Share. The exact aggregate Subscription Price is $0.8371. Capital Realm shall pay or cause the Subscription Price to be paid at Closing in cash or other lawful consideration accepted and acknowledged in writing by Vystar. No administrative or payment-system convention may reduce the number of Series B Preferred Shares to be issued.

Section 2.3 Separate and Additional Transaction Consideration. The Subscription Price is a nominal issuance price paid by Capital Realm to Vystar. It is not a credit against, reduction of, replacement for or offset to: (a) the 8,371 Series B Preferred Shares as transaction consideration; (b) the aggregate 8,371,000-share conversion entitlement; (c) the Initial True-Up Shares or later True-Up Shares; (d) the 34.0% fully diluted ownership-maintenance requirement; (e) the $50,000 Closing cash payment; (f) the $200,000 deferred cash payment; or (g) any other amount or right due to Capital Realm under the Transaction Documents.

Section 2.4 Coordinated Closing. The subscription, payment of the Subscription Price, issuance of the Series B Preferred Shares and all other Closing deliveries shall occur as part of the single, integrated and simultaneous Closing under the Acquisition Agreement. No Party is required to complete a partial Closing.

Section 2.5 Book-Entry Issuance. At Closing, Vystar shall register the 8,371 Series B Preferred Shares in the legal name of Capital Realm, free and clear of any lien or encumbrance created by Vystar, subject to Section 2.8 hereof, and subject to applicable securities-law transfer restrictions and the governing Certificate of Designations. Vystar shall deliver a book-entry statement or certificate evidencing the issuance.

Section 2.6 Fully Paid and Nonassessable. Upon payment or acknowledgment of the Subscription Price and completion of the Closing, the Series B Preferred Shares shall be duly authorized, validly issued, fully paid and nonassessable.

Section 2.7 Failure of Closing. If the Acquisition Agreement is terminated before Closing or the integrated Closing does not occur, the subscription shall terminate automatically, no Series B Preferred Shares shall be issued under this Agreement, and any Subscription Price previously received shall be promptly returned to Capital Realm without deduction.

Section 2.8 Intellectual Property; Right to Repurchase. Notwithstanding anything herein to the contrary, including any rights to transfer herein, the Parties hereby acknowledge and agree that the Series B shares (8,371) issued to Capital Realm shall carry a restrictive legend in book entry form which restricts any sale or transfer until Vystar receives a valuation on the Intellectual Property (as defined in Schedule A in the Assignment of Intellectual Property dated as of the date hereof) of two million dollars ($2,000,000). Capital Realm, Vystar and r3alm, Inc. will fully cooperate with each other to engage a qualified valuation expert mutually agreed upon to obtain a valuation on the Intellectual Property. The parties also agree that the final valuation is essential to r3alm, Inc.'s success. All parties agree the R3EQ token and R3alm, Inc.'s value is in obtaining this valuation as the token is linked 1 to 1 with the equity of r3alm, Inc. While the parties believe after due diligence with IP Capital Group that the valuation estimate will be $120 million, Vystar will remove the restrictive legend promptly upon obtaining a minimum valuation of $2 million. In the event that the valuation of at least $2 million is not completed and received within 24 months from the date hereof, Vystar shall have an automatic right to repurchase the Series B shares (8,371) at the Par Subscription Price, provided that nothing in this section shall alter the 50/50 ownership in r3alm, Inc.

ARTICLE III
SERIES B TERMS AND TRANSACTION PROTECTIONS

Section 3.1 Certificate of Designations. The Series B Preferred Shares are governed by the Certificate of Designations, except to the extent Vystar is required under the Transaction Documents to take further corporate action to establish or preserve the exact Closing conversion entitlement, True-Up rights or other separately contracted protections.

Section 3.2 Closing Conversion Entitlement. At Closing, each Series B Preferred Share shall be legally and operationally convertible into exactly 1,000 shares of Common Stock, and the 8,371 Series B Preferred Shares shall be convertible in the aggregate into exactly 8,371,000 shares of Common Stock. Before Closing, Vystar shall complete any amendment, confirmation, adjustment, replacement security, authorization, share reservation or book entry instruction necessary to establish that exact entitlement.

Section 3.3 Post-Closing Adjustments. After Closing, proportionate adjustments for stock dividends, stock splits, reverse stock splits, combinations, reclassifications and fundamental transactions shall be administered in accordance with the Certificate of Designations and the Transaction Documents. No such action may defeat or reduce the separate 34.0% ownership-maintenance rights under the True-Up Agreement.

Section 3.4 Cumulative Dividend. The Series B Preferred Shares carry the cumulative annual dividend rights stated in the Certificate of Designations. The return is a dividend and shall not be described in the Transaction Documents as interest.

Section 3.5 Voting Rights. Each Series B Preferred Share shall carry the voting rights stated in the Certificate of Designations, including the right to vote with the Common Stock as a single class on the as-converted basis specified therein, subject to applicable law and any later valid amendment.

Section 3.6 Liquidation Preference and No Redemption. The Series B Preferred Shares shall have the liquidation preference and non-redemption status stated in the Certificate of Designations.

Section 3.7 Common Stock Reservation. At and after Closing, Vystar shall reserve and keep available sufficient authorized and unissued Common Stock to permit full conversion of all 8,371 Series B Preferred Shares into 8,371,000 shares of Common Stock and to satisfy all Initial True-Up Shares and later True-Up Shares required under the True-Up Agreement.

Section 3.8 Transfer-Agent Instructions. Vystar shall deliver irrevocable or standing transfer-agent instructions in form reasonably satisfactory to Capital Realm. The instructions shall identify the Series B Preferred Shares, the 8,371,000-share Closing conversion entitlement, the Common Stock reserve and the True-Up administration procedures.

Section 3.9 True-Up Rights. The fixed Series B share count and base conversion entitlement do not limit Capital Realm's Initial True-Up Shares or later True-Up Shares. The 34.0% ownership-maintenance requirement and all calculation, reporting and issuance procedures are governed by the True-Up Agreement.

Section 3.10 Restricted Securities. Capital Realm acknowledges that the Series B Preferred Shares and the Common Stock issuable upon conversion may be restricted securities and may bear legends or book-entry notations required by applicable law. No legend may state a restriction broader than applicable law or the final Transaction Documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VYSTAR

Section 4.1 Organization and Good Standing. Vystar is duly organized, validly existing and in good standing under Georgia law and has the power to own its assets, conduct its business and enter into this Agreement.

Section 4.2 Authority and Approval. Vystar has full corporate power and authority to execute, deliver and perform this Agreement. All Board, shareholder, class and other corporate approvals required for the issuance, voting, conversion and reservation of the Series B Preferred Shares and related Common Stock have been or will be obtained before Closing.

Section 4.3 Certificate of Designations. The copy of the Certificate of Designations delivered at Closing is true, complete and in effect, subject only to amendments and corporate actions disclosed in writing to Capital Realm.

Section 4.4 Valid Issuance. When issued and paid for in accordance with this Agreement, the Series B Preferred Shares will be duly authorized, validly issued, fully paid and nonassessable. Common Stock issued upon conversion or under the True-Up Agreement will be duly authorized, validly issued, fully paid and nonassessable.

Section 4.5 Exact Conversion Entitlement. As of Closing, the 8,371 Series B Preferred Shares will be legally and operationally convertible into exactly 8,371,000 shares of Common Stock, and the transfer agent will be instructed accordingly.

Section 4.6 Authorized Share Reserve. Vystar has or will have at Closing sufficient authorized and unissued Series B Preferred Stock and Common Stock to satisfy this Agreement, the Acquisition Agreement and the True-Up Agreement.

Section 4.7 No Conflicting Restriction. No lender agreement, Blue Oar agreement, lien, court order, contract, charter provision, transfer-agent hold or other restriction will prevent, postpone, condition or reduce the issuance, voting or conversion of the Series B Preferred Shares or the issuance of True-Up Shares at Closing.

Section 4.8 Capitalization Information. The capitalization schedules and certificates delivered by Vystar at Closing will be true, complete and not misleading in any material respect, including all issued, reserved, committed, accrued, contingent and contractually issuable securities.

Section 4.9 SEC Reports. Capital Realm has been provided access to Vystar's publicly filed reports and has had a reasonable opportunity to ask questions concerning the Series B Preferred Shares and the transaction.

Section 4.10 No Broker. No broker, finder or placement agent is entitled to a fee from Capital Realm solely by reason of this Agreement, except as disclosed in writing and separately approved.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CAPITAL REALM

Section 5.1 Organization and Authority. Capital Realm is duly organized, validly existing and in good standing under Ohio law and has full corporate power and authority to execute, deliver and perform this Agreement.

Section 5.2 Investment Intent. Capital Realm is acquiring the Series B Preferred Shares for its own account and for investment and not with a present view to an unlawful distribution in violation of applicable securities laws.

Section 5.3 Accredited Investor. Capital Realm represents that it is an accredited investor within the meaning of Rule 501(a) under the Securities Act and will provide the entity certification and supporting information reasonably requested by Vystar's securities counsel.

Section 5.4 Sophistication and Risk. Capital Realm has sufficient knowledge and experience to evaluate the merits and risks of the investment and can bear the economic risk of holding restricted securities, including the risk of loss and illiquidity.

Section 5.5 Information and Advisors. Capital Realm has reviewed or had access to the Transaction Documents, Certificate of Designations and Vystar's public filings and has had the opportunity to consult its own legal, tax, accounting and financial advisors.

Section 5.6 No General Solicitation. Capital Realm was not induced to enter into this Agreement through a public advertisement or general solicitation directed to it by Vystar.

Section 5.7 Transfer Restrictions. Capital Realm understands that the Series B Preferred Shares and conversion shares may not be transferred unless registered or transferred pursuant to an available exemption and in compliance with the Certificate of Designations, applicable law and the Transaction Documents and subject further to Sectin 4.8 hereof.

Section 5.8 Accuracy. The information provided by Capital Realm in the Entity Accredited Investor and Investment Representation Certificate is true and complete in all material respects as of Closing.

ARTICLE VI
CLOSING CONDITIONS AND DELIVERIES

Section 6.1 Mutual Conditions. The Parties' obligations are subject to: (a) execution and release of the Acquisition Agreement, True-Up Agreement and r3alm inc. Shareholders Agreement; (b) adoption of all required corporate resolutions; (c) absence of any law, order or injunction prohibiting Closing; and (d) satisfaction or written waiver of the conditions in the Acquisition Agreement.

Section 6.2 Vystar Deliveries. At Closing, Vystar shall deliver:

- a fully executed counterpart of this Agreement;
- certified Board, shareholder and class approvals required for the issuance;
- the current filed Certificate of Designations and any later amendment or adjustment;

- a book entry statement acknowledgment confirming registration of 8,371 Series B Preferred Shares, the exact 8,371,000-share conversion entitlement and the required Common Stock reserve;
- a book-entry statement or certificate registered to Capital Realm;
- all required lender, lienholder and third-party waivers or releases;
- the $50,000 Closing cash payment less $20,000 deposit due to Capital Realm under the Acquisition Agreement; and
- the other deliveries required from Vystar under the Transaction Documents.

Section 6.3 Capital Realm Deliveries. At Closing, Capital Realm shall deliver:

- a fully executed counterpart of this Agreement;
- the exact Subscription Price of $0.8371 in the form accepted by Vystar;
- the executed Entity Accredited Investor and Investment Representation Certificate;
- certified corporate resolutions authorizing this Agreement and the payment of the Subscription Price; and
- the other deliveries required from Capital Realm under the Transaction Documents.

Section 6.4 No Partial Closing. The Subscription Price shall not be released to Vystar, and the Series B Preferred Shares shall not be deemed issued, unless all coordinated Closing deliveries are completed or validly waived in writing by the Party entitled to the applicable condition.

ARTICLE VII
INDEMNIFICATION AND REMEDIES

Section 7.1 Indemnification by Vystar. Vystar shall indemnify and hold harmless Capital Realm and its directors, officers and representatives from losses arising from: (a) a material breach of Vystar's representations, warranties or covenants; (b) invalid or unauthorized issuance of the Series B Preferred Shares or conversion shares; (c) an undisclosed restriction preventing issuance, voting or conversion; or (d) failure to reserve or deliver the required Common Stock.

Section 7.2 Indemnification by Capital Realm. Capital Realm shall indemnify and hold harmless Vystar and its directors, officers and representatives from losses arising from a material misrepresentation by Capital Realm in this Agreement or the Entity Accredited Investor and Investment Representation Certificate.

Section 7.3 Specific Performance. The Parties acknowledge that a breach involving issuance, registration, conversion, share reservation or coordinated Closing may cause irreparable harm for which money damages are inadequate. The non-breaching Party may seek specific performance, injunctive relief and other equitable remedies, in addition to other available remedies.

Section 7.4 No Setoff. Vystar may not set off the Subscription Price against the $250,000 cash consideration, the Series B consideration, True-Up obligations or any other amount due to Capital Realm. Capital Realm may not withhold the Subscription Price except as permitted by the coordinated Closing conditions.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 Notices. Notices shall be given in the manner stated in the Acquisition Agreement. Notices to Capital Realm shall be directed to Bernie O'Neill at the address and email specified in the Acquisition Agreement, and notices to Vystar shall be directed to its Chief Executive Officer at the address and email specified therein.

Section 8.2 Amendments and Waivers. No amendment or waiver is effective unless in writing and signed by both Parties. A waiver applies only to the specific instance stated and does not waive any later breach.

Section 8.3 Assignment. Neither Party may assign this Agreement without the prior written consent of the other, except that Capital Realm may make a permitted affiliate transfer consistent with the Acquisition Agreement and True-Up Agreement.

Section 8.4 Governing Law. This Agreement is governed by the laws of the State of Georgia, without regard to conflict-of-laws principles.

Section 8.5 Forum. The Parties consent to the state and federal courts having jurisdiction over Vystar in Georgia for disputes arising solely under this Agreement, subject to any coordinated forum provision adopted in the Acquisition Agreement for an integrated dispute.

Section 8.6 Entire Agreement and Priority. This Agreement, together with the other Transaction Documents, contains the complete agreement concerning the subscription and issuance of the Series B Preferred Shares. This Agreement controls the Par Subscription Price and subscription-payment mechanics. The Acquisition Agreement controls the integrated acquisition consideration and Closing. The True-Up Agreement controls the 34.0% ownership-maintenance calculations. The Certificate of Designations controls the general rights of the Series B Preferred Shares, subject to the specific additional contractual obligations in the Transaction Documents.

Section 8.7 Severability. If any provision is invalid or unenforceable, it shall be enforced to the maximum lawful extent and the remaining provisions shall remain in effect.

Section 8.8 Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, including PDF and electronic counterparts, each of which is deemed an original and all of which constitute one instrument.

Section 8.9 Further Assurances. Each Party shall execute additional instruments and take reasonable actions necessary to carry out this Agreement, including transfer-agent, corporate-record and securities-law actions.

Section 8.10 No Third-Party Beneficiaries. Except for permitted successors and indemnified persons under Article VII, no person or entity other than the Parties has rights under this Agreement. r3alm inc. is not a signatory to this Agreement.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have caused this Series B Preferred Stock Subscription Agreement to be executed by their duly authorized representatives as of the Closing Date.

VYSTAR CORPORATION

By: DocuSigned by: Jamie Rotman
Name: Jamie Rotman
Title: Chief Executive Officer
Date: 8/4/2026

CAPITAL REALM, INC.

By: Signed by: Bernie O'Neill
Name: Bernie O'Neill
Title: Chief Executive Officer and Director
Date: 8/4/2026

EXHIBIT A
TRANSACTION SUMMARY AND PAR SUBSCRIPTION PRICE CALCULATION

Item	Agreed Term	Control Note
Series B Preferred Shares	8,371 whole shares	No fractional preferred shares.
Par Subscription Price per Share	$0.0001	Equal to the stated-capital amount assigned under Section 2 of the Certificate of Designations for purposes of this Agreement.
Aggregate Subscription Price	$0.8371	8,371 x $0.0001. Separate from all amounts payable by Vystar to Capital Realm.
Closing Conversion Ratio	1 Series B Preferred Share : 1,000 Common Shares	Vystar must confirm and make effective at Closing.
Aggregate Closing Conversion Entitlement	8,371,000 Common Shares	8,371 x 1,000.
Protected Ownership	34.0%	Governed by the separate True-Up Agreement for 24 months.
Additional Cash Consideration	$250,000 payable by Vystar to Capital Realm	$50,000 at Closing and $200,000 under the 12-month deferred-payment mechanism; not offset by the Subscription Price.

VYSTAR CLOSING CERTIFICATION

Vystar certifies at Closing that the terms above are reflected in its corporate records, transfer-agent instructions and Common Stock reserve.

By: Jamie Rotman ____________________ Name/Title: Controller ____________________ Date: 8/4/2026

____

EXHIBIT B
ENTITY ACCREDITED INVESTOR AND INVESTMENT REPRESENTATION CERTIFICATE

Capital Realm, Inc. provides this certificate in connection with its subscription for the Series B Preferred Shares. This entity form replaces the natural-person questionnaire included in the earlier draft subscription materials.

Legal name	Capital Realm, Inc.
Jurisdiction / entity type	Ohio corporation
Principal address	1201 Dublin Road, Suite 603, Columbus, Ohio 43215
Authorized signatory	Bernie O'Neill, Chief Executive Officer and Director
Accredited-investor basis	______________________________
Supporting evidence provided or available	______________________________
Beneficial ownership / control-person review	______________________________
Entity authorization attached	Yes / No

- [ ] Capital Realm is an accredited investor within the meaning of Rule 501(a) under the Securities Act.
- [ ] Capital Realm has authority to acquire and hold the Series B Preferred Shares.
- [ ] The investment is being made for Capital Realm's own account and not through an undisclosed nominee.
- [ ] The information provided in this certificate is true and complete in all material respects.
- [ ] Capital Realm will notify Vystar before Closing of any material change in this information.

CAPITAL REALM, INC.

Signed by:
By: Bernie O'Neill ______________________________
Name: Bernie O'Neill
Title: Chief Executive Officer and Director
Date: 8/4/2026

EXHIBIT CFILED 10% SERIES B PREFERRED STOCK STATEMENT OF DESIGNATIONS

A certified or complete filed copy of the Certificate of Designations filed with the Georgia Secretary of State on April 7, 2022 shall be attached to the executed counterpart. A copy is included separately in the Agreement Execution Package as a reference document. If a later amendment or split-adjustment instrument exists, it must also be attached and identified in the Closing certificate.